EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President - Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. PROVIDES UPDATE ON

FOURTH QUARTER EARNINGS

KOKOMO, IN, November 7, 2013 — Haynes International, Inc. (NASDAQ GM: HAYN), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys (the “Company”), reported today that, based on currently available information, revenue for the Company’s fourth fiscal quarter ended September 30, 2013 is expected to be approximately $115 million and earnings for that period are expected to be in the range of $0.30 to $0.32 per share.  The Company expects that its cash balance at September 30, 2013 will increase from the end of its third fiscal quarter to approximately $68 million as the Company adjusts its inventory levels and production schedules to current market conditions.  “Market conditions remain challenging as major customers continue to clear out the supply chain,” said Mark Comerford, President and Chief Executive Officer.  “We are managing through this difficult period by controlling costs, adjusting our production schedules and reducing inventory.  We continue to believe in the long-term growth potential of the aerospace, land-based gas turbine and chemical processing markets, and we are continuing to implement our capital spending projects in line with our plans to meet the long-term growth requirements of those target markets.  In the short term, we do not expect an increase in demand in the first quarter of fiscal 2014, and we expect to take advantage of this period of lower demand to perform maintenance at our manufacturing facilities over the holidays.  As a result, we expect the first quarter of fiscal 2014’s results to be below results for the fourth quarter of fiscal 2013.”

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, nickel- and cobalt-based high-performance alloys, primarily for use in the aerospace, chemical processing and land-based gas turbine industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this press release are forward-looking.    In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties, some of which are discussed in Item 1A. of Part 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012, may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.